UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2003

KMG CHEMICALS, INC.

(Exact name of registrant as specified in its chapter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

10611 Harwin Drive, Suite 402 Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-988-9252

(Former name and former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12.  Results of Operations and Financial Condition.

On June 3, 2003 the Company distributed a press release that contained the following information:

KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets; today announced its unaudited financial results for the third fiscal 2003-quarter and nine months ended April 30, 2003.

For the third fiscal 2003 quarter, net income was $0.53 million or $0.07 per diluted share, down from $0.80 million or $0.11 per diluted share reported for the same quarter in fiscal 2002.  Fiscal third quarter net sales were $8.98 million, up from $8.78 million in the year earlier quarter.

For the nine months ended April 30, 2003, net income was $1.17 million or $.15 per diluted share, off from $1.61 million or $.21 per diluted share for the same period last year. Net sales were $23.32 million compared to $24.45 million last year.

At the end of the third fiscal 2003 quarter, KMG had total assets of $32.98 million and long-term debt of $5.81 million.  The company had approximately $1.74 million of cash and cash equivalents at April 30, 2003.

David Hatcher, chairman and president of KMG Chemicals, said, “We continued to experience the same slump in our wood treating chemical sales during the first part of the third quarter as we did in the second quarter.  However, these sales started to turn around in April.  The quarter’s drop in wood treating chemical sales was more than offset by an increase in pre-season sales of MSMA (Bueno® 6) and Rabon.  MSMA is our herbicide that serves the cotton market.  Rabon, acquired in December 2002, is our insecticide for the livestock and poultry markets.  We are also beginning to realize our stated goal of expanding our MSMA sales into important international markets.  Shipments to Mexico from our Matamoros plant began earlier this year and we expect to begin selling to Brazilian markets this summer.”

The company’s year-to-date earnings suffered from higher raw material prices and non-cash fixed charges related to the MSMA plant that started up in January 2002.  “High raw material costs have had a negative impact on our pentachorophenol (penta) business, particularly in the third quarter of this year.  A price increase for penta that went into effect on June 1 should help its performance,” said Hatcher.  “We also continue to execute our short-term strategy of reduced production of MSMA to work down inventory levels.  This will translate into lower working capital requirements, but it also means less production in fiscal 2003 over which to spread our fixed plant costs.”  Hatcher also noted that the company is currently entering the main selling season for both MSMA and Rabon, which will skew annual earnings toward the fourth quarter.

KMG Chemicals, Inc.

Selected Financial Data

(In thousands, except share data)

(UNAUDITED)

Three Months Ended April 30

Nine Months Ended April 30

	2003	2002	2003	2002
Net sales	$8,979,786	$8,783,236	$23,320,714	$24,451,896
Gross profit	2,814,868	3,326,056	7,588,601	8,514,790
Pre-tax income	802,850	1,288,593	1,765,216	2,593,573
Net income	529,879	798,981	1,165,041	1,608,069
EBITDA	1,202,672	1,740,877	2,873,679	3,655,490
Earnings per diluted share	0.07	0.11	0.15	0.21
Weighted average diluted shares outstanding	7,547,362	7,550,254	7,549,829	7,547,622
Working capital	10,406,355	7,259,925	10,406,355	7,259,925
Total assets	32,980,526	28,127,513	32,980,526	28,127,513
Long-term debt	5,812,672	936,626	5,812,672	936,626
Shareholders’ equity	22,216,255	20,623,860	22,216,255	20,623,860

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses.  Its wholly owned subsidiary, KMG-Bernuth, Inc., is a global provider of products to the lumber treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

Explanation of Non-GAAP financial measures:

The table above includes the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”).  EBITDA is one of the main metrics that KMG’s management uses when valuing its business, acquisition targets and competitors.  The table below reconciles EBITDA to net income:

KMG Chemicals, Inc.

Reconciliation of Net Income to EBITDA

Three Months Ended April 30

Nine Months Ended April 30

	2003	2002	2003	2002
Net income	$152,600	$385,685	$635,164	809,086
Provision for income tax	78,612	236,387	327,203	495,892
Depreciation and amortization	348,215	282,352	692,415	566,966
Net interest	11,072	25,246	16,226	42,667

EBITDA	$590,499	$929,670	$1,671,008	$1,914,611

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ David L. Hatcher	Date: October 6, 2003
David L. Hatcher, President

By:	/s/ John V. Sobchak	Date: October 6, 2003
John V. Sobchak, Chief Financial Officer